Exhibit 10.8

EMPLOYMENT AGREEMENT

This AGREEMENT (this “Agreement”) is made and effective as of this 23rd day of September, 2021 by and between CINGULATE THERAPEUTICS LLC, a Delaware Limited Liability Company (the “Company”) and LOUIS G. VAN HORN, whose address is [**] (the “Executive”). (The Company and the Employee hereinafter sometimes referred to as the “Parties”.)

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to be employed by the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Position and Duties. The Company will employ Executive, and Executive agrees to work for the Company, as its Executive Vice President and Chief Financial Officer (the “CFO”) to perform the duties and responsibilities inherent in such position and such other duties and responsibilities consistent with such position as the Company’s Board of Managers (or Board of Directors) (the “Board”) shall from time to time assign to him. Executive shall report directly to the Chief Executive Officer (the “CEO”) and shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board and/ or CEO, which authority shall be sufficient to perform his duties hereunder. Executive shall devote his best efforts in the performance of the foregoing, provided that he may accept board memberships or participate in charitable and similar organizations which are not in conflict with his primary obligations to the Company, further provided that such activities shall be approved by the Board, in writing, which approval shall not be unreasonably withheld. Executive may be required to travel from time to time in connection with his position. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Company understands and agrees that Executive concurrently represents some clients for Tarsus CFO Services and may continue in that role until December 31, 2017 or as agreed to in writing by the CEO. Executive may be required to travel from time to time in connection with his position.

2. Place of Performance. The principal place of Executive’s employment shall be the Kansas City, Kansas, metropolitan area.

3. Compensation and Related Matters.

(a) Base Salary. The Executive’s annual base salary shall be in the amount of Three Hundred and Eighty Thousand ($380,000.00) Dollars starting December 1, 2020 and continuing thereafter. The Executive’s base salary shall be reviewed annually by the Board in consultation with the Company’s annual budget, and the Board may, but shall not be required to, increase the base salary. However, the Executive’s base salary may not be decreased by the Board other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

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(b) Expenses. The Company shall promptly reimburse Executive for reasonable travel, entertainment, mileage, and other business expenses incurred by Executive in the performance of his duties hereunder in accordance with the Company’s general policies, as amended from time to time.

(c) Employee Benefits. Executive shall be entitled to participate in all employee benefit plans, policies, practices and programs maintained by the Company, as in effect from time to time, to the extent consistent with applicable law and the terms of the applicable employee benefit plans, policies, practices and programs, including without limitation health care benefits, any 401k plan and equity plans. Executive understands that, except when prohibited by applicable law, the Company’s benefit plans may be amended by the Company from time to time in its sole discretion.

(d) Incentive and Deferred Compensation. Executive shall be eligible to participate in all incentive and deferred compensation programs available to other executives or officers of the Company, such participation to be in the same form, under the same terms, and to the same extent that such programs are made available to other such executives or officers. Nothing in this Employment Agreement shall be deemed to require the payment of bonuses, awards, or incentive compensation to Executive if such payment would not otherwise be required under the terms of the Company’s incentive compensation programs.

(e) Bonus Compensation. Executive will be eligible for an annual bonus of at least Twenty-Five (25%) of your annual base salary (“Annual Target Bonus”), determined in the sole discretion of the Compensation Committee of the Company and based upon the Company’s performance and your individual performance, as recommended by the CEO. Your compensation is subject to change in the sole discretion of the Compensation Committee of the Company and will be reviewed on an annual basis.

(f) Vacation; Paid Time Off. Executive shall be entitled to earn at least ten (10) hours of Paid Time Off (“PTO”) each month, which will be forwarded to the employee’s PTO “bank” on the first Monday of each month, for a maximum of 120 hours per year (15 days). For purposes of this policy, the “PTO year” begins on January 1 of each year, as per the Employee Handbook. The Executive shall receive other paid time off in accordance with the Company’s policies for Executives as such policies may exist from time to time.

4. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of one hundred eighty (180) days (which need not be consecutive) in any twelve (12) month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 4(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

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(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause.

(i) For purposes of this Agreement, “Cause” shall mean: (i) Executive’s willful engagement in gross misconduct in connection with the performance of his duties, which is materially injurious to the Company or its affiliates, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if he were retained in his position; (iii) willful failure by the Executive to perform his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability), which has continued for more than fifteen (15) days following written notice of such failure to perform from the Board; (iv) a breach by the Executive of any of the provisions contained in Section 8 of this Agreement; (v) a material violation by the Executive of a material written employment policy of the Company, or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(ii) For purposes of this Section 4(c), no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(iii) Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than eighty (80%) percent of the Board (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in any conduct described under Section 4(c)(i) above. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect.

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(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 4(c) and does not result from the death or disability of the Executive under Section 4(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason.

(i) For purposes of this Agreement, “Good Reason” shall mean any of the following events: (A) a material diminution in the Executive’s responsibilities, authority or duties; (B) a material diminution in the Executive’s base compensation; (C) a material diminution in the responsibilities, authority or duties of the supervisor to whom the Executive is required to report, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the CEO and/or Board (or similar governing body with respect to an entity other than a corporation); (D) a material change in the geographic location at which the Executive must perform the services under this Agreement; or (E) the material breach of this Agreement by the Company.

(ii) The Executive cannot terminate employment for Good Reason unless the Executive notifies the Company in writing of the existence of the circumstances providing grounds for termination for Good Reason condition within ninety (90) days of the initial existence of such grounds and the Company has had at least thirty (30) days following such notice (the “Cure Period”), to remedy such circumstances. If the Executive does not terminate employment for Good Reason within one hundred twenty (120) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Section 4(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate: (i) the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) the applicable Date of Termination.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 4(b), by the Company for Cause under Section 4(c) or by the Company under Section 4(d), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive under Section 4(e) without Good Reason, thirty (30) days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive under Section 4(e) for Good Reason, the date specified in the Executive’s Notice of Termination, but in no event sooner than the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement. Notwithstanding anything contained herein, the Date of Termination shall not occur until the date on which the Executive incurs a “separation form service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

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5. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate): (i) any earned but unpaid base salary and accrued but unused vacation, on or before thirty (30) days after the Executive’s Date of Termination; (ii) any unpaid expense reimbursements, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy, on or before thirty (30) days after the Executive’s Date of Termination; (iii) any incentive compensation earned but not yet paid, which shall be paid on the otherwise applicable payment date; and (iv) any vested benefits the Executive may be entitled to under any employee benefit plan of the Company, provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein (the “Accrued Benefit”).

(b) Termination by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d), or the Executive terminates his employment for Good Reason as provided in Section 4(e), then the Company shall pay the Executive his Accrued Benefit. In addition:

(i) Subject to the Executive signing a general release of claims in favor of the Company and related persons and entities in a form and manner satisfactory to the Company (the “Release”) within the twenty-one (21) day period following the Date of Termination and the expiration of the seven (7) day revocation period for the Release (such twenty-eight (28) day period, the “Release Execution Period”), the Company shall pay the Executive a lump sum amount in cash equal to one (1) time the Executive’s Base Salary and Annual Target Bonus (the “Severance Amount”), within sixty (60) days following the Date of Termination; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Section 8 of this Agreement, the Severance Amount shall be forfeited; and

(ii) Notwithstanding anything to the contrary in any applicable equity plan or award agreement, upon the Date of Termination, all stock options and stock appreciation rights held by the Executive in which the Executive would have vested if he had remained employed for an additional four (4) months following the Date of Termination shall become vested and exercisable as of the Date of Termination for the remainder of their full term.

6. Change in Control Payment. The provisions of this Section 6 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 5(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within twelve (12) months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning twelve (12) months after the occurrence of a Change in Control.

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(a) Change in Control. If within twelve (12) months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d) or the Executive terminates his employment for Good Reason as provided in Section 4(e), then:

(i) Subject to the Executive signing the Release and the Release becoming effective at the end of the Release Execution Period, the Company shall pay the Executive a lump sum amount in cash equal to one (1) time the Executive’s Base Salary and Annual Target Bonus in effect immediately prior to the Change in Control, within sixty (60) days following the Date of Termination; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year; and

(ii) Notwithstanding anything to the contrary in any applicable equity incentive plan or award agreements, upon the Date of Termination, all stock options and stock appreciation rights held by the Executive shall become fully vested and exercisable as of the Date of Termination for the remainder of their full term.

(b) Additional Limitation. Notwithstanding anything in this Agreement or any other plan, arrangement or agreement to the contrary:

(i) If any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code (“Parachute Payments”) and would, but for this Section 6(b) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either (i) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”) or (ii) payable in full if the Executive’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Executive receiving an amount greater than the Reduced Amount.

(ii) Any such reduction shall be made in accordance with the requirements of Section 409A of the Code and the following: (A) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; (B) then cash payments shall be reduced before non-cash payments; and (C) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

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(iii) Any determination required under this Section shall be made in writing in good faith by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination or at such earlier time as is reasonably requested by the Company or the Executive. The Company and the Executive shall provide the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section. For purposes of making the calculations and determinations required by this Section, the Accounting Firm may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. Furthermore, for purposes of the determination required under this Section, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. The Company shall be responsible for all fees and expenses incurred by the Accounting Firm in connection with the calculations required by this Section.

(c) Definitions. For purposes of this Section 6, “Change in Control” shall mean any of the following:

(i) Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii) The consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

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7. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then such payment or benefit shall not be paid until the date that is the earlier of (A) six (6) months and one day after the Executive’s separation from service, or (B) the Executive’s death. The aggregate of any payments that would otherwise have been paid during the six (6) month period but for the application of this provision shall be paid to the Executive in a lump sum on the date specified above, and any remaining payments shall be payable in accordance with their original schedule.

(b) To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) all reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year; and such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code and the regulations thereunder.

(d) The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. The Parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

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8. Confidential Information, Noncompetition and Cooperation.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 8(b).

(b) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d) Noncompetition and Nonsolicitation. During the Executive’s employment with the Company and for twelve (12) months thereafter, regardless of the reason for the termination, the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. The Executive understands that the restrictions set forth in this Section 8(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean the treatment of Central Nervous System and Neurobiological Disorders, including but not limited to the treatment of Attention Deficit Hyperactivity Disorder (ADHD) conducted anywhere in the world which is competitive with the business which the Company or any of its affiliates conducts or proposes to conduct at any time during the employment of the Executive. Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

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(e) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(f).

(g) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 8, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

9. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the Parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Detroit, Michigan in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

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10. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the Parties hereby consent to the jurisdiction of the State of Delaware and the United States District Court for the District of Delaware. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11. Integration. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements between the Parties concerning such subject matter.

12. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

13. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

14. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

19. Governing Law. This is a Delaware contract and shall be construed under and be governed in all respects by the laws of the State of Delaware, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Third Circuit.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

21. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

22. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective on the date and year first above written.

CINGULATE THERAPEUTICS LLC.

/s/ Louis G. Van Horn
Chief Financial Officer

/s/ Shane J. Schaffer
Chief Executive Officer

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